FOR IMMEDIATE RELEASE

                eROOMSYSTEM TECHNOLOGIES, INC. REPORTS CONVERSION
               OF $597,500 OF SECURED CONVERTIBLE PROMISSORY NOTES

    eRoom's shareholders convert all outstanding convertible promissory notes

LAKEWOOD, New Jersey - September 6, 2005 - eRoomSystem Technologies, Inc. (OTCBB: ERMS), a supplier of in-room technological amenities for the lodging industry, today announced the conversion of $597,500 of secured convertible promissory notes.

On October 1, 2003, the Gestetner Group, LLC and ten related parties (collectively, the "Gestetner Group"), loaned the Company the collective sum of $250,000. The loans were evidenced by secured convertible promissory notes (the "Gestetner Notes"). On September 1, 2005, the Gestetner Group converted the original principal amount of $250,000, along with $38,411 of accrued interest, into 5,768,219 shares of common stock. The conversion rate was $0.05 per share.

Ash Capital, LLC ("Ash Capital") loaned the Company $322,500 on November 8, 2002 and $25,000 on August 22, 2003. The two loans, in the collective amount of $347,500, are evidenced by a secured convertible promissory note (the "Ash Capital Note"). Ash Capital has converted the original principal amount of $347,500, as well as the accrued interest of $82,332, into 2,865,550 shares of common stock. The conversion rate was $0.15 per share.

Following the conversions of the Gestetner Group and Ash Capital, there are no outstanding convertible debt securities on the balance sheet of the Company.

David A. Gestetner, Chief Executive Officer and President of the Company, stated, "Given the substantial progress made in the financial condition of eRoomSystem since becoming involved on a day-to-day basis in October 2003, we believe that the time was right to convert our secured convertible promissory notes to further strengthen the balance sheet of eRoomSystem."

About eRoomSystem Technologies, Inc.: eRoomSystem Technologies, Inc. is a full service in-room provider for the lodging and travel industry. Its intelligent in-room computer platform and communications network supports eRoomSystem's line of fully automated and interactive refreshment centers, room safes and other applications. eRoomSystem's products are installed in major hotel chains both domestically and internationally. eRoomSystem is a publicly traded company listed on the Over The Counter Bulletin Board under the symbol "ERMS". You can visit eRoomSystem Technologies, Inc. on the worldwide web at www.eroomsystem.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: NOTE: The foregoing is news relating to ERMS and contains forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to ERMS or its management, including without limitation, ERMS and its subsidiaries, are intended to identify such forward-looking statements. The actual results, performance or achievements of ERMS could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the most recently filed Annual Report on Form 10-KSB and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by ERMS and is meant purely for informational purposes.

Press/Investor Contact:
eRoomSystem Technologies, Inc.
investor@eroomsystem.com